EXHIBIT 99.1

FreightCar America, Inc. Completes Key Steps in Previously Announced Manufacturing Repositioning

Company continues to reposition the business with the objective to become the lowest cost, highest quality producer of railcars in the industry

CHICAGO, Oct. 12, 2020 (GLOBE NEWSWIRE) -- FreightCar America, Inc. (NASDAQ: RAIL) (“FreightCar America” or the “Company”) announced today that it has made significant progress in its manufacturing repositioning and business transformation strategy.

Highlights:

  Successfully finalized early termination of the lease at Cherokee, Alabama (“Shoals”) manufacturing facility effective February 28, 2021
  Completed Association of American Railroads (“AAR”) certification audits for new joint venture facility in Castaños, Mexico (“Castaños”) and now awaiting approval to start shipping railcars
  Castaños completed its first car in early September and continues to ready itself for full production in 2021
  Obtained new asset-backed credit facility to facilitate the business and repositioning process going forward

“We are pleased to announce substantial progress in our recently announced plan to reposition FreightCar America to be a much stronger player in the railcar industry,” said Jim Meyer, President and Chief Executive Officer. “First, we have reached an agreement with the Shoals facility owner and landlord, the Retirement Systems of Alabama (“RSA”), to exit our lease as of the end of February 2021. We will exchange infrastructure-related equipment at the facility in consideration for the early termination of the lease. This agreement is consistent with our previous announcement and go forward planning. We will retain all tooling and other assets specific to manufacturing railcars, all of which will transfer to Castaños. Our agreement with the RSA solves the fundamental cost and capacity mismatch with Shoals and keeps us on track to reduce our fixed costs by approximately $20 million per year and to reduce our production breakeven to less than 2,000 cars per year when Castaños becomes fully operational.”

Meyer added, “We are also providing updates on two other important steps related to our manufacturing repositioning. First, we secured new asset-based financing from Siena Lending Group. This financing replaced our former ABL facility with BMO Harris Bank N.A, and now provides us greater flexibility and the ability to complete the acquisition of the remaining 50% of our JV partnership. Second, the AAR audits were recently completed in Castaños and we are now awaiting final certification and approval to start shipping finished product.”

Meyer continued, “We are taking aggressive and proactive actions to reposition the business for enhanced long-term success. Castaños is not only the newest purpose-built railcar manufacturing facility in North America, but also has the flexibility to scale as market demand returns. When combined with our new and very experienced workforce at building railcars, we expect to achieve our goal of becoming the lowest cost, highest quality producer of railcars in the industry. We have more hard work to do before we realize these goals, but believe strongly in the strategy and the ability of our team to execute it.”

Shoals Facility Lease Termination

FreightCar America completed an amendment to its Shoals manufacturing facility lease with the RSA. The amendment accelerates the expiration date of the lease from December 31, 2026 to February 28, 2021, which aligns with FreightCar America’s decision to close the Shoals facility by the end of the first quarter of 2021. In addition, the RSA has agreed to waive the base rent payable under the original lease for the months of October 2020 through February 2021. As consideration for the early termination and rent waiver, the Company agreed to sell and transfer certain basic infrastructure at the facility to the RSA. Under the amendment, FreightCar America has the ability to store railcars and other rolling stock from the end of the term through June 30, 2021 for no additional rent or other costs.

Meyer concluded, “Lastly, I’d like to recognize and commend the continuing strong efforts by our Shoals manufacturing team for their ongoing hard work and professionalism.”

Castaños, Mexico Certification Process

In September, AAR representatives visited Castaños as a part of the certification process for the new plant. The AAR is the world’s leading railroad policy, research, standard-setting and technology organization that focuses on safety and productivity.   The AAR representatives conducted two customary audits and, subject to the final documentation from the AAR, the Company expects to begin shipping railcars by the end of the year.

New Asset-Based Credit Facility

FreightCar America recently obtained a new asset-backed credit facility (the “Credit Facility”) with a maximum aggregate principal amount of up to $20 million, subject to a borrowing base, with Siena Lending Group as lender. The Credit Facility was used to finance certain letter of credit obligations and will provide improved working capital flexibility for the Company. This new facility replaced the Company’s prior $50 million revolving credit facility with BMO Harris Bank N.A., which substantially limited the company’s ability to invest in its expanding Mexico operations. The agreement has a term of three years and carries an interest rate equivalent to the Base Rate plus 3.0% per annum, but not less than 6.25%.

About FreightCar America

FreightCar America, Inc. manufactures a wide range of railroad freight cars, supplies rail car parts and leases freight cars through its FreightCar America Leasing Company subsidiaries. FreightCar America designs and builds high-quality rail cars, including bulk commodity cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars, boxcars, coal cars and also specializes in the conversion of rail cars for repurposed use. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama; Castaños, Mexico; Johnstown, Pennsylvania; and Shanghai, People’s Republic of China. More information about FreightCar America is available on its website at www.freightcaramerica.com.

INVESTOR & MEDIA CONTACT	Joe Caminiti or Elizabeth Steckel
TELEPHONE	312-445-2870